Exhibit E-2

Kansas City Power & Light Company

EMPLOYEE COMFORT PLUS

(Heat Pump and A/C Financing Program)

As a Kansas City Power & Light or Great Plains Energy employee, you are eligible to receive

ZERO INTEREST FINANCING

for your new residential heat pump or central air conditioning system! Here are some highlights regarding Employee Comfort Plus:

*   Employees requesting financing must have completed six months of employment prior to the equipment's installation.
*   Financing approval must be received prior to your installation!
*   A five-percent transaction fee will be waived on any heat pump purchase with a SEER of 12 and above, or a central air conditioning system with a SEER of 13 and above.
*   Finance up to $5,000 for a new central air conditioner (depending on SEER - excludes gas-fired equipment).
*   Finance up to $6,000 for a new heat pump (depending on SEER).
*   Gas-fired furnaces may be included in the financing of dual-fuel heat pumps.
*   If you are a KCP&L customer, your new heat pump system may qualify your home for the reduced eight-month winter pricing!
*   The amount financed is deducted monthly from your second paycheck.
*   A certified dealer list is available to assist you in finding the perfect HVAC dealer for your heat pump or air conditioning needs.

Before installing a new heat pump or central air conditioning system in your home, please contact Dave Wagner at 816-556-2169. Ask about Employee Comfort Plus.

Kansas City Power & Light Company

EMPLOYEE COMFORT PLUS

(Heat Pump and A/C Financing Program)

Name	____________	Employee No.	____________
Home Address	____________________________	KCP&L?___ or GPE?___
Work Phone	____________	Work Location	____________
Employment Date	____________	Scheduled Install Date	____________
KCPL Customer	YES__ or NO__	Social Security No.	____________

After completing this form please attach cost proposal or invoice, from the dealer you have chosen for your installation and fax to Dave Wagner 816-654-1646, or send by interoffice mail to 1201-13. The cost proposal or invoice must include the following information regarding the new equipment:

*   Equipment model number(s) for your furnace and air conditioner or heat pump
*   Size of the heat pump or air conditioner (tons)
*   SEER (Seasonal Energy Efficiency Ratio) - Excluding Geothermal
*   Your installer's company name, address, and phone number
*   The amount of your loan request (if different from the cost proposal or invoice)
*   Your preferred financing term (if different from the maximum)

After your paperwork has been reviewed you will be contacted regarding the approval of your financing. A promissory note detailing your loan and a payroll deduction card will be mailed for your signature. The financing guidelines are as follows:

Heat Pump				Air Conditioning
SEER	Maximum Purchase Allowance	Minimum Monthly Deduction	Maximum Financing Term	SEER	Maximum Purchase Allowance	Minimum Monthly Deduction	Maximum Financing Term
12	$4,000	$100	40 Mos..	12*	$3,000	$100	30 Mos.
13 & Up	$6,000	$100	60 Mos.	13 & Up	$5,000	$100	50 Mos.
Geo HP	$6,000	$100	60 Mos.	*Transaction fee of 5% (Max $115) on A/C under 13 SEER.

Upon completion of your installation, please notify Dave Wagner 816-556-2169. Payment processing for your new heat pump or central air conditioning system will begin at that time.

Your payroll deduction will be taken from the second paycheck of each month.

PLEASE DO NOT PAY THE INSTALLER!

Kansas City Power & Light will mail a check directly to the dealer.